TELLABS OPERATIONS, INC.

(formerly Tellabs, Inc., an Illinois corporation)

Deferred Income Plan

Amendment

Effective July 13, 2000, and pursuant to Article XII, Paragraph 35 of the Tellabs Operations, Inc. Deferred Income Plan dated April 1, 1992, as previously amended, the Plan is hereby further amended as follows:

Article XIV Paragraphs 44-51 : A new Article IX "Directors Deferred Compensation Plan" shall be added. Paragraphs 44 through 51 shall be added to Article XIV to read as follows:

44. Establishment; Purpose. Tellabs, Inc. ("Tellabs") establishes this Directors Deferred Compensation Plan as part of the Plan for the benefit of those members of its Board of Directors who are not employees of the Company or any of its affiliates. To the extent required to obtain an exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or as may be required by other applicable laws, this Directors Deferred Compensation Plan shall be administered by the Compensation Committee of the Board of Directors of Tellabs, which may delegate certain functions to the Committee or to officers of Tellabs or the Company.

45. Election to Participate. An eligible director may elect to participate in the Plan by filing an election as prescribed by the Committee. Elections to participate shall apply to a calendar year. Once an election has been filed, the eligible director shall participate in the Plan for the entire year in which he or she has elected to participate and for all subsequent years until the director files a notice of revocation for election. To be effective, any election or revocation must be filed by November 30th immediately preceding the calendar year on which it is to take effect; provided that elections for the portion of the 2000 calendar year occurring after the effective date of this Directors Deferred Compensation Plan, elections shall be made by October 31, 2000.

46. Deferral Account. Commencing as of the effective date of a director's election to participate, 100% of the director fees earned by the Director shall be deferred. Tellabs shall establish a deferral "Account" in the name of each director who elects to participate. Except to the extent the director has elected to have his or her Account credited as deferred stock units, Tellabs shall annually credit the Account with earnings in the same manner as applicable to participant Accounts under Article IV of the Plan.

47. Deferred Stock Units. A director may, in lieu of the earnings credit described above, elect to have Tellabs maintain all or a portion of the director fees deferred into the Account as deferred stock units ("Units"), each of which shall represent the right to receive a share of Tellabs common stock. Units shall be credited to the Account at the time and in the amount in accordance with this paragraph 47. The number of Units to be credited shall be computed by dividing the total amount of fees earned by the Director in a given period by the fair market value of one share of common stock as of the last business day on which trades in common stock were reported during the calendar quarter immediately preceding the quarter in which the period occurs. Fair market value as of any date means the closing price of the Common Stock on the NASDAQ Stock Market. Amounts credited to the Account as Units shall be distributed in shares of common stock only and may not be payable in cash or otherwise be credited with earnings as described in paragraph 46 above.

48. Available Shares. Subject to this paragraph 48 (relating to adjustments upon changes in capitalization), as of any date, the maximum number of shares of Tellabs common stock issuable under this Directors Defined Compensation Plan shall be 25,000. Shares of Tellabs common stock paid to directors under the Plan shall be paid with newly issued shares or treasury shares. No fractional shares shall be issued. Whenever the computation of the number of shares to be paid results in a fractional amount of one-half or greater, such amount shall be rounded up to the next greater whole number of shares and in all other cases such amount shall be rounded down to the next lower whole number of shares. In the event that any change in the outstanding shares of common stock occurs by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, share exchange or similar corporate change, the number of shares of common stock which may be issued under this Plan shall be appropriately adjusted.

49. Payments and Benefits. The Account of a director shall become distributable upon termination of his or her service as a director for any reason, including death or disability. Within 30 days after the date of such termination, Tellabs shall issue in a lump sum to the director (or his or her beneficiary) one share of Tellabs common stock for each Unit credited to his or her Account and shall pay the balance of the Account which has not been designated in Units in a lump sum or in such number of installments as the director elected at the time his or her election to defer director fees was made; provided, however, that in the event of the director's death any undistributed balance shall be paid in the lump sum. The provisions of paragraph 15 relating to interim distributions shall also apply to the director's Account.

50. Nonassignment. Neither a director nor his or her duly designated beneficiary shall have any right to assign, transfer, pledge or otherwise convey the right to receive any amounts hereunder, and any such attempted assignment, transfer, or other conveyance shall not be recognized by Tellabs.

51. Designation of Beneficiary. A director may designate the beneficiary which is to receive any unpaid amounts credited to his or her Account at the director's death. Such designation shall be effective by filing a written notification with the Committee and may be changed from time to time by similar action. If no such designation is made by a director, any such balance shall be paid to the director's estate.

52. Amendment. This Directors Deferred Compensation Plan portion of the Plan may be amended or terminated at any time by action of the Board of Directors of Tellabs, but no amendment shall adversely affect a director's rights with respect to fees earned but not yet paid without the director's written consent.

Effective as of July 13, 2000 and signed this 13th day of 2000, with the approval and authorization of the Board of Directors.

TELLABS OPERATIONS, INC.

/s Carol C. Gavin

By:  Carol C. Gavin

Title:  V.P., General Counsel, and Secretary

Effective as of July 13, 2000, and signed this 13th day of 2000, Tellabs, Inc., a Delaware corporation, hereby adopts the Plan for purposes of the benefits provided pursuant to Article IX "Directors Deferred Compensation Plan."

TELLABS, INC.

/s Carol C. Gavin

By:  Carol C. Gavin

Title:  V.P., General Counsel, and Secretary